Exhibit 99.1

QUARTERLY REPORT MARCH 2025 Comments from Managing Director and CEO, Douglas Thompson “The quarter demonstrates the flexibility we have established through our production improvement and cost reduction programs. Despite the rainfall in Queensland, which has been reported throughout the industry, we achieved ROM production that was in line with what we had planned. Our expansion project ramp-ups remain on track towards practical completion, with the additional production expected to drive cash flow in the second half of 2025. Market conditions remain challenging with continued low Met Coal pricing. In response, we are restructuring the business to preserve cash. These measures are intended to improve near-term liquidity and include operating and capital cost reduction, rephasing of capital expenditure, and working capital optimisation. We are well advanced in progressing near-term liquidity initiatives, including a restructured Asset-Based Lending (ABL) Facility designed to meet our current requirements and support future growth. These efforts are being pursued diligently to ensure we are positioned to navigate short-term market conditions while capitalising on long-term opportunities. Key capital projects are nearing return, and the revised Stanwell obligation expected from the beginning of 2027 is forecast to provide a significant benefit to shareholders. Beyond the current cycle, the Company’s outlook remains positive. We have a high-quality reserve base with long-life, strategically located coal assets, and customers in high growth markets. The soon to be complete expansion projects will support additional low cost and reliable production that we expect will allow Coronado to meet customer demand in key end markets now and in the future.” HIGHLIGHTS Cash flow in the second half expected to improve as Mammoth and Buchanan expansion projects deliver a step change in production with much lower capital expenditure. Cost position has materially improved on the 2024 March quarter, with the Average Mining Costs Per Tonne Sold down 10%. Further cost and capital reductions of up to $100 Million expected to be realised over the remainder of the financial year. ROM production on plan through improved productivity.

QUARTERLY REPORT
MARCH 2025

OPERATIONS AND SALES

Quarterly Segment Production, Sales volumes, and Realised pricing

Summary Information (unaudited)		Mar Q25	Dec Q24	Change	Mar 2025 YTD	Mar 2024 YTD	Change
ROM production	**Mt**	**5.8**	**6.9**	**(14.8%)**	**5.8**	**6.0**	**(2.3%)**
Australia	Mt	2.4	3.4	(28.3%)	2.4	2.7	(10.9%)
USA	Mt	3.4	3.5	(1.5%)	3.4	3.3	4.9%
Saleable production	**Mt**	**3.5**	**4.0**	**(12.9%)**	**3.5**	**3.4**	**2.6%**
Australia	Mt	2.2	2.6	(15.1%)	2.2	2.2	0.1%
USA	Mt	1.3	1.4	(8.9%)	1.3	1.2	7.1%
% Met Coal	**%**	**83.0%**	**76.6%**	**6.4%**	**83.0%**	**78.4%**	**4.6%**
Sales volumes	**Mt**	**3.4**	**4.1**	**(16.2%)**	**3.4**	**3.7**	**(7.9%)**
Australia	Mt	2.2	2.6	(12.2%)	2.2	2.5	(10.7%)
USA	Mt	1.2	1.6	(22.9%)	1.2	1.2	(2.2%)
Sales Mix							
Met Coal	%	80.9%	76.6%	4.3%	80.9%	78.7%	2.2%
Thermal Coal	%	19.1%	23.4%	(4.3%)	19.1%	21.3%	(2.2%)
Export Sales	%	69.7%	68.2%	1.5%	69.7%	69.0%	0.7%
Domestic Sales	%	30.3%	31.8%	(1.5%)	30.3%	31.0%	(0.7%)
Realised Pricing							
AU- Realised Met Price (FOB)	US	152.9	176.9	(13.6%)	152.9	225.2	(32.1%)
PLV HCC FOB AUS Index Price	US	185.0	202.8	(8.7%)	185.0	308.4	(40.0%)
% of PLV HCC FOB AUS Index	%	82.6%	87.2%	(4.6%)	82.6%	73.0%	9.6%
US - Realised Met Price (FOR)	US	149.0	147.3	1.2%	149.0	170.9	(12.8%)
% of PLV HCC FOB AUS Index	%	80.5%	72.6%	7.9%	80.5%	55.4%	25.1%
Group - Realised Met Price (combined FOB/FOR)	US $/t	151.3	163.2	(7.3%)	151.3	204.3	(25.9%)
% of PLV HCC FOB AUS Index	%	81.7%	80.5%	1.2%	80.5%	66.2%	15.5%

Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to page 6 for production and sales data by mine. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them.

Group Production Overview

The March quarter was delivered in line with our plans, ROM production was above plan and Saleable production slightly behind, driven by lower domestic thermal production at the Curragh Complex and plant performance (now remedied) at Logan. While still meeting customer obligations, Met Coal export production was prioritised over thermal production to maximise the realised price, augmented by Met Coal inventory drawdown from prior year production.

Sales volumes were affected by lower domestic thermal Saleable production, co-shipper delays and a ship loader breakdown in Australia at the end of the March quarter. Additionally, there were railing timing issues at Logan, with impacted sales volumes now being processed and expected to be sold in the June quarter. Timing impacts in the March quarter are expected to be recovered in the June quarter.

Coronado has high confidence in the production ramp-up in subsequent quarters driven by planned phasing of downtime in the March quarter that is not recurring, and our expansion projects which are on track to deliver increased production in the second half of the year.

Australian Operations (Curragh Complex)

Despite the rainfall in Queensland in the March quarter before and after ex-tropical cyclone Alfred, approximately double the amount in the same quarter last year, the Curragh Complex achieved ROM production that was in line with plan, demonstrating the resilience established in production. The March quarter also included planned downtime at the Curragh Complex CHPP which is expected to further improve asset reliability in future quarters. Saleable production improved compared to the 2024 March quarter despite the planned downtime (15 days) and reduced number of fleets (5) that significantly reduced cash mining cost, further demonstrating the results of improvements made.

The Mammoth Underground Mine (Mammoth), remains on plan with construction nearing finalisation and the completion of the ROM stacker conveyor and permanent ventilation fans. Additional mining equipment deliveries are scheduled for the June quarter as further panels are commissioned. Mammoth is expected to deliver up to 2 Mt incremental Saleable production at steady state by Q1 2026.

2

QUARTERLY REPORT MARCH 2025 3 U.S. Operations (Logan and Buchanan) Coronado’s U.S. operations also demonstrated significant improvement with ROM production and Saleable production better than the 2024 March quarter. This was delivered through a period of major works with the scheduled longwall move and planned shutdown (9 days) at Buchanan. The shutdown was required to prepare the belt system to accommodate two sets of skips as part of the 1 Mt expansion project expected to come online towards the end of the June quarter on budget. Buchanan continues to benefit from the operational flexibility afforded by the two longwalls yielding increased skip counts and belt availability. There is expected to be further enhancement through planned completion of the expansion project in 2025 which is scheduled to add additional intermediate raw and product stockpiles and a second set of skips, providing further capacity and redundancy. Safety and Health The Group TRIR as of 31 March 2025 was 0.95. In Australia, the 12-month rolling average TRIFR as of 31 March 2025 was 2.57, compared to a plan of 2.97, reflecting a 16% positive variance to our plan. In the U.S., the 12-month rolling average TRIR as of 31 March 2025 was 1.53 reflecting a 35% positive variance to our plan. We continue to advance several initiatives to improve our safety performance every quarter. Sales volumes, Realisations and Mix The Average realised Met Coal price per tonne sold for the March quarter (mixture of FOB / FOR / Domestic pricing) was 7.3% lower than the 2024 December quarter at $151.3 per tonne. Australia’s Average realised Met Coal price per tonne sold for the March quarter was $152.9 per tonne (FOB, 13.6% lower than 2024 December quarter). The PLV HCC FOB AUS Index was 8.7% lower in the March quarter than the 2024 December quarter. The U.S. operations’ Average realised Met price per tonne was $149.0 per tonne (mostly FOR / Domestic fixed, 1.2% higher than 2024 December quarter). For the March quarter, export sales were 69.7% of total sales volumes and Met Coal sales were 95.5% of total coal revenues. We have completed long term agreements with Tata Steel to extend our long-standing relationship through to 31 March 2028 for our U.S. and Australian operations. The agreements with Tata Steel provide for the sale of over 2Mt of Met Coal per year across the Group, consisting of certain specific quantities of HCC and PCI Coal. The coal is intended to be sold FOB priced with reference to benchmark indices. METALLURGICAL COAL MARKETS Outlook Met Coal prices fell further than expected in the March quarter. The benchmark PLV HCC FOB AUS average index price for the March quarter was $185 per tonne (2024 December quarter: $203 per tonne), while the benchmark LV HCC FOB USEC average index price for the March quarter was $184 per tonne (2024 December quarter: $190 per tonne). In our view, several factors have driven this downturn: • Weak Global Demand: Seaborne Met coal demand remains subdued, impacted by lacklustre steel end-use markets. India’s Met Coal imports, crucial for supporting its expanding steel capacity, are running 30-40% below expected import rates to support current steel production capacity, while China’s steel sector continues to face structural challenges from their domestic real estate market and rising trade barriers. • Intensified Competition: Low-cost steel and coke exports from China and Indonesia, coupled with discounted domestic Chinese Met Coal prices due to loosening domestic market balances, have eroded the price floor for seaborne coal. • Tariff Pressures: Retaliatory tariffs from China on U.S. coal have spurred reselling by mills and traders at heavily discounted spot market prices. Coronado’s view is that the March quarter prices were nearing the marginal-cost support level of a significant number of seaborne coal producers. This proximity to cost curves suggests that prices are at a relative historical low, where further declines could trigger supply adjustments from higher-cost producers, potentially stabilising the market. We

QUARTERLY REPORT MARCH 2025 4 believe this commenced during the second half of April with the benchmark PLV HCC FOB AUS recovering with current prices at around $190 per tonne. While near-term volatility persists, Coronado remains confident in our outlook that prices will continue to improve in H2 2025, driven by an anticipated global steel production recovery outside China, increased tariffs imposed against Chinese steel exports, supply rationalisation and continued positive indicators for steel production and demand in India. The normalisation of U.S. exports and improvement of Australian coal imports into China further reinforce our view of this upside potential. FINANCIAL PERFORMANCE The Company continues to pursue all available options to ensure that adequate liquidity is available in the current low-price environment. We continue to engage with lenders to restructure the ABL Facility or replace it with an alternative counterparty. We are engaging with Stanwell and the State Government about temporarily extending payment terms in the near term for the rebate and royalties, respectively. Cash flow in the second half of 2025 is expected to benefit from the Mammoth and the Buchanan expansion projects with a step change in production and much lower capital expenditure. Our cost position has materially improved on the 2024 March quarter, with the Average Mining Costs Per Tonne Sold, down 10%, driven mainly by removing five excavator and truck fleets at the Curragh Complex. Further cost and capital reductions of up to $100 Million are expected to be realised over the remainder of the financial year through: • Rephasing development at the Buchanan Complex resulting in a reduction in direct mining costs; • Idling surface operations at the Logan Complex; and • Across the board budget reductions at the Curragh Complex and ongoing engagement with suppliers on required reductions. At 31 March 2025, the Company had total liquidity of $325 Million, comprising $229 Million in cash and $96 Million available on the ABL Facility. The ABL Facility covenant testing requirements were waived by the lenders up to 30 March 2025, as reported in our FY24 Form 10-K. On 30 March 2025, the ABL lenders agreed to defer the financial covenants test period to 30 April 2025 and the ABL Facility remained available during this period. Subsequently, pending the ABL Facility restructure, the financial covenants test period has been extended to 31 May 2025 on condition that the $22 Million bank guarantees drawn on the facility are cash backed and the committed term up to August 2026 can be changed at the lenders’ discretion. March quarter total revenue was $449 Million, 19.4% lower than 2024 December quarter of $558 Million and 32.8% lower than 2024 March quarter of $668 Million. Lower revenues were driven by a 40% fall in PLV HCC FOB AUS index prices compared to last year. While the timing of market recovery is uncertain, the medium to long term market fundamentals remain robust despite current global macro-economic volatility. Coronado intends to release its first quarter 2025 reviewed financial results (Form 10-Q) to the market on 9 May 2025 (AEST).

QUARTERLY REPORT
MARCH 2025

DEVELOPMENT PROJECTS AND EXPLORATION

Buchanan Expansion

The expansion project at Buchanan continued per plan during the March quarter while maintaining the expected commissioning dates during June quarter.

The project is ~90% complete, summary of the progress to date includes:

- Underground works: practically complete, the team are completing final checks. During the quarter, excavation of the cavity required along the production belt to facilitate the installation of a flop gate to convey the ROM coal to the new production shaft was completed. The three conveyor belt flights were installed to convey the ROM coal from the existing production belt to the new production shaft.
- Shaft and hoisting: Structural and electrical steel installation and hoist construction continues.
- Surface product storage: Final surface infrastructure in progress including conveyor foundations and hoist house testing.

The project completion date is expected to be June 2025 which is on budget. The expansion is expected to reduce costs, increase production above levels that were achieved at the time Coronado acquired Buchanan and ensures a long (20+ years) life.



Caption: New Surface Raw Coal Storage Area

This Quarterly Report was authorised for release by the Board of Coronado Global Resources Inc.

Contacts

Coronado Global Resources Inc. ARBN: 628 199 468
Registered Office: Level 33, Central Plaza One, 345 Queen Street, Brisbane QLD 4000 Australia.
T: +61 7 3031 7777 | E: investors@coronadoglobal.com | www.coronadoglobal.com

Investors
Chantelle Essa
Vice President Investor Relations
T: +61 477 949 261
E: cessa@coronadoglobal.com

Media
Helen McCombie
Sodali & Co
T: +61 411 756 248
E: helen.mccombie@sodali.com

5

QUARTERLY REPORT
MARCH 2025
Coronado STEEL STARTS HERE

APPENDIX

Quarterly Production and Sales Volumes by Mine

Summary Information (unaudited)		Mar Q25	Dec Q24	Change	Mar 2025 YTD	Mar 2024 YTD	Change
ROM production	**Mt**	**5.8**	**6.9**	**(14.8%)**	**5.8**	**6.0**	**(2.3%)**
Curragh	Mt	2.4	3.4	(28.3%)	2.4	2.7	(10.9%)
Buchanan	Mt	1.8	1.8	(1.0%)	1.8	1.7	7.7%
Logan	Mt	1.6	1.6	(2.0%)	1.6	1.6	2.0%
Saleable production	**Mt**	**3.5**	**4.0**	**(12.9%)**	**3.5**	**3.4**	**2.6%**
Curragh	Mt	2.2	2.6	(15.1%)	2.2	2.2	0.1%
Buchanan	Mt	0.8	0.9	(10.0%)	0.8	0.7	13.4%
Logan	Mt	0.5	0.5	(6.9%)	0.5	0.5	(1.7%)
Sales volumes	**Mt**	**3.4**	**4.1**	**(16.2%)**	**3.4**	**3.7**	**(7.9%)**
Curragh	Mt	2.2	2.6	(12.2%)	2.2	2.5	(10.7%)
Buchanan	Mt	0.8	1.0	(17.8%)	0.8	0.7	11.5%
Logan	Mt	0.4	0.5	(32.2%)	0.4	0.5	(21.9%)

Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. The Greenbrier mine is currently idle.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", "plans", "considers", "forecasts", "anticipates", "targets" and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, including the proposed refinancing and/or replacement of our ABL Facility, market share, industry volume, or other financial items, descriptions of management's plans or objectives for future operations, risk inherent to mining operations, such as adverse weather conditions, or descriptions or assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended 31 December 2024 filed with the ASX and SEC on 20 February 2025 (SEC 19 February 2025) (referred to in this report as the FY24 Form 10-K), as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance.

Non-GAAP financial measures used in this report include (i) Realised Price Per Tonne of Met Coal Sold, which we define as Met Coal revenues divided by metallurgical sales volume; (ii) Average Mining Costs Per Tonne Sold, which we define as mining costs divided by Sales volumes; and (iii) Net (Debt) / Cash, which we define as cash and cash equivalents (excluding restricted cash), less the outstanding aggregate principal amount of interest bearing liabilities.

We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine.

6

QUARTERLY REPORT
MARCH 2025

Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

A reconciliation of Net (Debt) / Cash is shown below for each of the periods presented in this report:

	31 March 2025	31 December 2024
(In US$000, except for volume data, unaudited)	Total Consolidated	Total Consolidated
Cash and cash equivalents	**229,702**	**339,625**
Less: Restricted cash	(252)	(251)
Cash and cash equivalents (excluding restricted cash)	**229,450**	**339,374**
Less: Aggregate principal amount of 9.250% Notes	(400,000)	(400,000)
Less: Loan – Curragh housing transaction	(24,352)	(24,472)
Net Debt	**(194,902)**	**(85,098)**

A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below:

	For the three months ended 31 March 2025			
(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**355,125**	**198,538**	**8,876**	**562,539**
Less: Selling, general and administrative expense	-	-	(8,333)	(8,333)
Less: Depreciation, depletion and amortization	(16,758)	(23,220)	(543)	(40,521)
Total operating costs	**338,367**	**175,318**	**-**	**513,685**
Less: Other royalties	(32,414)	(8,939)	-	(41,353)
Less: Stanwell rebate	(21,853)	-	-	(21,853)
Less: Freight expenses	(40,624)	(19,564)	-	(60,188)
Less: Other non-mining costs	(1,468)	-	-	(1,468)
Total mining costs	**242,008**	**146,815**	**-**	**388,823**
Sales Volume excluding non-produced coal (Mt)	2.2	1.2	-	3.4
Average mining costs per tonne sold	**$107.6/t**	**$122.6/t**		**$112.8/t**

	For the three months ended 31 December 2024			
(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**368,386**	**227,242**	**10,856**	**606,486**
Less: Selling, general and administrative expense	(10)	-	(10,299)	(10,309)
Less: Depreciation, depletion and amortization	(21,681)	(24,952)	(557)	(47,190)
Total operating costs	**346,695**	**202,290**	**-**	**548,985**
Less: Other royalties	(42,183)	(11,890)	-	(54,073)
Less: Stanwell rebate	(33,577)	-	-	(33,577)
Less: Freight expenses	(37,251)	(20,474)	-	(57,725)
Less: Other non-mining costs	(6,498)	-	-	(6,498)
Total mining costs	**227,186**	**169,926**	**-**	**397,112**
Sales Volume excluding non-produced coal (Mt)	2.5	1.6	-	4.1
Average mining costs per tonne sold	**$89.8/t**	**$109.5/t**	**-**	**$97.3/t**

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QUARTERLY REPORT
MARCH 2025

Coronado
STEEL STARTS HERE

	For the three months ended 31 March 2025			
(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**355,125**	**198,538**	**8,876**	**562,539**
Less: Selling, general and administrative expense	-	-	(8,333)	(8,333)
Less: Depreciation, depletion and amortization	(16,758)	(23,220)	(543)	(40,521)
Total operating costs	**338,367**	**175,318**	**-**	**513,685**
Less: Other royalties	(32,414)	(8,939)	-	(41,353)
Less: Stanwell rebate	(21,853)	-	-	(21,853)
Less: Freight expenses	(40,624)	(19,564)	-	(60,188)
Less: Other non-mining costs	(1,468)	-	-	(1,468)
Total mining costs	**242,008**	**146,815**	**-**	**388,823**
Sales Volume excluding non-produced coal (Mt)	2.2	1.2	-	3.4
Average mining costs per tonne sold	**$107.6/t**	**$122.6/t**		**$112.8/t**

	For the three months ended 31 March 2024			
(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**483,672**	**207,346**	**9,100**	**700,118**
Less: Selling, general and administrative expense	(11)	-	(8,804)	(8,815)
Less: Depreciation, depletion and amortization	(20,928)	(24,125)	(296)	(45,349)
Total operating costs	**462,733**	**183,221**	**-**	**645,954**
Less: Other royalties	(75,987)	(9,173)	-	(85,160)
Less: Stanwell rebate	(31,451)	-	-	(31,451)
Less: Freight expenses	(33,461)	(23,361)	-	(56,822)
Less: Other non-mining costs	(3,970)	(3,103)	-	(7,073)
Total mining costs	**317,864**	**147,584**	**-**	**465,448**
Sales Volume excluding non-produced coal (Mt)	2.5	1.2	-	3.7
Average mining costs per tonne sold	**$126.9/t**	**$122.9/t**	**-**	**$125.6/t**

A reconciliation of Realised Price Per Tonne of Met Coal Sold is shown below for each of the periods presented in this report:

	For the three months ended 31 March 2025		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**273,277**	**175,971**	**449,248**
Less: Other revenues	7,253	544	7,797
Total coal revenues	**266,024**	**175,427**	**441,451**
Less: Thermal coal revenues	15,959	3,990	19,949
Met Coal revenues	**250,065**	**171,437**	**421,502**
Volume of Met Coal sold (Mt)	1.6	1.2	2.8
Average realised Met price per tonne sold	**$152.9/t**	**$149.0/t**	**$151.3/t**

	For the three months ended 31 December 2024		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**334,431**	**223,089**	**557,520**
Less: Other revenues	(9,903)	(832)	(10,735)
Total coal revenues	**324,528**	**222,257**	**546,785**
Less: Thermal coal revenues	(24,456)	(8,159)	(32,615)
Met Coal revenues	**300,072**	**214,098**	**514,170**
Volume of Met Coal sold (Mt)	1.7	1.5	3.2
Average realised Met price per tonne sold	**$176.9/t**	**$147.3/t**	**$163.2/t**

8

QUARTERLY REPORT
MARCH 2025

	For the three months ended 31 March 2025		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**273,277**	**175,971**	**449,248**
Less: Other revenues	7,253	544	7,797
Total coal revenues	**266,024**	**175,427**	**441,451**
Less: Thermal coal revenues	15,959	3,990	19,949
Met Coal revenues	**250,065**	**171,437**	**421,502**
Volume of Met Coal sold (Mt)	1.6	1.2	2.8
Average realised Met price per tonne sold	**$152.9/t**	**$149.0/t**	**$151.3/t**

	For the three months ended 31 March 2024		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**436,106**	**232,043**	**668,149**
Less: Other revenues	8,509	26,647	35,156
Total coal revenues	**427,597**	**205,396**	**632,993**
Less: Thermal coal revenues	19,294	11,865	31,159
Met Coal revenues	**408,303**	**193,531**	**601,834**
Volume of Met Coal sold (Mt)	1.8	1.1	2.9
Average realised Met price per tonne sold	**$225.2/t**	**$170.9/t**	**$204.3/t**

A reconciliation of Available Liquidity is shown below for each of the periods presented in this report:

	31 March 2025	31 December 2024
(In US$000, except for volume data, unaudited)	Total Consolidated	Total Consolidated
Cash and cash equivalents	**229,702**	**339,625**
Less: Restricted cash	(252)	(251)
Cash and cash equivalents (excluding restricted cash)	**229,450**	**339,374**
Add: Short-term deposits	-	-
Add: Undrawn available borrowing under the ABL Facility*	95,658	128,563
Available Liquidity	**325,108**	**467,937**

* $150 Million facility subject to borrowing base at 31 March 2025 (certain debtors and inventories) of $98 Million less $22 Million drawn. As at 20 April 2025, the borrowing base reduced to $98M less $22M, total of $76M available. Under the covenant testing waiver extended to 31 May 2025, the committed term of the facility can be changed by the lenders at their discretion.

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QUARTERLY REPORT
MARCH 2025

GLOSSARY

A$	Australian dollar currency
ABL Facility	Asset Based Lending facility
AEST	Australian Eastern Standard Time
AU / AUS	Australia
ASX	Australian Securities Exchange
Available Liquidity	Refer Non-GAAP Financial Measures section
Average Mining Costs Per Tonne Sold	Refer Non-GAAP Financial Measures section
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CDI	Chess Depositary Interest
CHPP	Coal Handling Preparation Plant
Closing Cash	Cash and Cash Equivalents (excluding restricted cash) at the end of the quarter
EBITDA	Earnings before interest, tax, depreciation, and amortization
FOB	Free On Board in the vessel at the port
FOR	Free on Rail in the railcar at the mine
Free Cash Flow	Net Cash from Operating Activities less cash taxes, Capital Expenditure, Acquisition Expenditure, amounts reserved for Capital / Acquisition Expenditure and amounts required for Fixed Dividends and Debt Servicing.
FY	Full Year 1 January to 31 December
Group	Result for all Coronado Global Resources entities in Australia and the United States
H1	First six months of calendar year
HCC	Hard coking coal
HVA	High Vol A
HVB	High Vol B
Kt	Thousand tonnes, metric
LTI	Lost Time Injury
LV HCC FOB USEC index price	Low-Volatile Hard Coking Coal Free On Board United States East Coast benchmark index price
Mbcms	Million Bank Cubic Metres of waste movement
Met Coal	Metallurgical quality coal
Mt	Million tonnes, metric
Net (Debt) / Cash	Refer Non-GAAP Financial Measures section
NEWC Thermal index price	Thermal Coal Free On Board Newcastle (Australia) benchmark index price
One Curragh Plan	The planned improvement initiatives at the Company's Curragh Mine Complex in Australia.
PCI	Pulverised Coal Injection
PLV HCC FOB AUS index price	Premium Low-Volatile Hard Coking Coal Free On Board Australian benchmark index price
PLV HCC CFR China index price	Premium Low-Volatile Hard Coking Coal (including cost of freight) to China benchmark index price
Prime Waste	Overburden removed (excluding rehandled waste) to gain access to the ore body
Realised pricing	Actual price received
Average realised Met price per tonne sold	Refer Non-GAAP Financial Measures section
ROM	Run of Mine, coal mined unwashed
Saleable production	Coal available to sell, either washed or bypassed
Sales volumes	Sales to third parties
SGX Forward Curve	Singapore Exchange Australian Coking Coal futures quotes
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
tCO2e	Tonnes of Carbon Dioxide equivalent emissions
Total Waste	Overburden removed (including rehandled waste) to gain access to the ore body
TRIFR	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per Million hours worked on a rolling 12-month basis (used in Australia)
TRIR	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis (used in the U.S. and for the Group)
US$	United States dollar currency
US$	United States dollar currency
U.S.	United States of America
VWAP	Volume Weighted Average Realised Price
YTD	Year-to-date for the period ending 31 March 2025

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